Exhibit 8.4
[Letterhead of Wachtell, Lipton, Rosen & Katz]
September 7, 2007
Compass Bancshares, Inc.
15 South 20th Street
Birmingham, Alabama 35233
Ladies and Gentlemen:
          We have acted as special counsel to Compass Bancshares, Inc., a Delaware corporation (the “Company”), in connection with the proposed strategic business combination transactions (the “Transaction”) between the Company and Banco Bilbao Vizcaya Argentaria, S.A., a bank organized and existing under the laws of Spain (“Parent”), pursuant to the Transaction Agreement, dated as of February 16, 2007 (the “Agreement”), by and among Parent and the Company. At your request, and pursuant to Section 9.3(c) of the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Transaction. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.
          For purposes of the opinion set forth below, we have relied, with the consent of Parent and the consent of the Company, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in certain letters to us from the officers of Parent and the Company dated the date hereof, and have assumed that such statements and representations will be accurate and complete as of the appropriate effective time (as if made as of such time) and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the F-4 and the Proxy Statement contained therein, each as amended or supplemented through the date hereof.
          We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Reincorporation Merger will qualify as a statutory merger under the applicable laws of the States of Delaware and Virginia, (iii) the Third Step Merger will qualify as a statutory merger under the applicable laws of the States of Virginia and Texas, (iv) the Transaction will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below and (v) any shareholder of Company Virginia Sub that is a U.S. person and a “five-percent transferee shareholder” as defined in U.S. Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will enter into a five-year gain recognition agreement in the form provided in U.S. Treasury Regulation Section 1.367(a)-8.
          Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that each of (i) the Reincorporation Merger and (ii) the Share Exchange and the Third Step Merger (taken together) will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the Share Exchange and the Third Step Merger (taken together) will not result in gain recognition to the shareholders of Company Virginia Sub pursuant to Section 367(a) of the Code.
          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a post-effective amendment to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion relates solely to certain United States federal income tax consequences of the Transaction and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. We are furnishing this opinion to you solely in connection with the Transaction and this opinion is not to be relied upon by any other person or for any other purpose.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz